EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated March 7, 2017, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2016 Earnings
March 7, 2017, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2016 (“2016 Quarter”). Total revenue for the 2016 Quarter increased to $54.2 million from $52.9 million for the quarter ended December 31, 2015 (“2015 Quarter”). Operating income, which is net income before the impact of the change in fair value of derivatives, loss on early extinguishment of debt, gains on sales of property and gains on casualty settlements, decreased to $13.4 million for the 2016 Quarter from $14.1 million for the 2015 Quarter.
The Park Van Ness mixed-use development opened in May 2016 and, as of March 1, 2017, 217 apartment leases have been executed (80.1%). Concurrent with the opening in May, interest, real estate taxes and all other costs associated with the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, net income for the 2016 Quarter was adversely impacted by $0.9 million.
Net income attributable to common stockholders was $8.4 million ($0.38 per diluted share) for the 2016 Quarter compared to $8.2 million ($0.38 per diluted share) for the 2015 Quarter. The increase in net income attributable to common stockholders was primarily due to (a) gain on sale of Crosstown Business Center ($1.0 million) partially offset by (b) the net impact of Park Van Ness ($0.9 million).
Same property revenue increased 0.3% and same property operating income decreased 1.3% for the 2016 Quarter compared to the 2015 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping Center same property operating income decreased 1.0% and Mixed-Use same property operating income decreased 2.4%. The decrease in Shopping Center same property operating income was primarily the result of lower termination fee income. The decrease in Mixed-Use same property operating income was the result of higher provision for credit losses in 2016, as a result of collection in 2015 of previously reserved rents.
For the year ended December 31, 2016 (“2016 Period”), total revenue increased to $217.1 million from $209.1 million for the year ended December 31, 2015 (“2015 Period”). Operating income was $55.7 million for the 2016 Period compared to $52.9 million for the 2015 Period. Operating income for the 2016 Period increased primarily due to (a) $5.4 million of increased property operating income, partially offset by (b) $1.1 million of higher depreciation expense, (c) $1.1 million of higher general and administrative expenses, and (d) $0.5 million of higher interest expense and amortization of deferred debt costs.
Net income attributable to common stockholders was $32.9 million ($1.52 per diluted share) for the 2016 Period compared to $30.1 million ($1.42 per diluted share) for the 2015 Period. Net income attributable to common stockholders for the 2016 Period increased primarily due to (a) $5.4 million of increased property operating income partially offset by (b) $1.1 million of higher depreciation expense, (c) $1.1 million of higher general and administrative expenses, and (d) $0.5 million of higher interest expense and amortization of deferred debt costs.
Same property revenue increased 3.0% and same property operating income increased 3.3% for the 2016 Period compared to the 2015 Period. Shopping Center same property operating income increased 3.0% and Mixed-Use same property operating income increased 4.6%. Shopping Center same property operating income increased $3.6 million primarily due to

www.SaulCenters.com

(a) higher base rent ($2.6 million), exclusive of the impact of a lease termination at 11503 Rockville Pike, (b) the net impact of a lease termination at 11503 Rockville Pike ($1.9 million), and (c) higher operating expense recoveries, net of expenses ($0.8 million), partially offset by (d) lower termination fee income ($0.9 million) and (e) higher provision for credit losses ($0.5 million). Mixed-Use same property operating income increased $1.6 million primarily due to (a) increased base rent ($0.8 million) and (b) increased termination fee income ($0.6 million).
As of December 31, 2016, 95.4% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center and Park Van Ness), compared to 94.8% at December 31, 2015. On a same property basis, 95.4% of the portfolio was leased at December 31, 2016, compared to 95.0% at December 31, 2015. As of December 31, 2016, the apartments at Clarendon Center were 97.1% leased compared to 99.2% leased at December 31, 2015, and the apartments at Park Van Ness were 72.7% leased.
Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemption charges) decreased to $21.2 million ($0.73 per diluted share) in the 2016 Quarter from $21.9 million ($0.76 per diluted share) in the 2015 Quarter. Concurrent with the opening of Park Van Ness in May, interest, real estate taxes and all other costs associated with the property began to be charged to expense while revenue continues to grow as occupancy increases. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The decrease in FFO available to common stockholders and noncontrolling interests for the 2016 Quarter was primarily due to (a) higher general and administrative expenses ($0.4 million) and (b) the adverse impact of the initial operations of Park Van Ness ($0.2 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemptions) increased 4.7% to $87.7 million ($3.03 per diluted share) in the 2016 Period from $83.8 million ($2.95 per diluted share) in the 2015 Period. FFO available to common stockholders and noncontrolling interests for the 2016 Period increased primarily due to (a) higher overall property operating income ($4.8 million), exclusive of the impact of Park Van Ness, (b) lower interest expense and amortization of debt expense ($1.3 million), exclusive of the impact of Park Van Ness, partially offset by (c) the adverse impact of the initial operations of Park Van Ness ($1.1 million) and (d) higher general and administrative expenses ($1.1 million).
In January 2017, the Company purchased for $76.3 million, including acquisition costs, Burtonsville Town Square, a 121,000 square foot shopping center located in Burtonsville, Maryland. Burtonsville Town Square is 100% leased and anchored by Giant Food and CVS Pharmacy. It has expansion development potential of up to 18,000 square feet of additional retail space. The purchase was funded with a new $40.0 million mortgage loan and through the Company's credit line facility.
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 59 properties which includes (a) 56 community and neighborhood shopping centers and mixed-use properties with approximately 9.5 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Real estate investments
Land	$422,546	$424,837
Buildings and equipment	1,214,697	1,114,357
Construction in progress	63,570	83,516
	1,700,813	1,622,710
Accumulated depreciation	(458,279)	(425,370)
	1,242,534	1,197,340
Cash and cash equivalents	8,322	10,003
Accounts receivable and accrued income, net	53,033	51,076
Deferred leasing costs, net	25,983	26,919
Prepaid expenses, net	5,057	4,663
Other assets	8,096	5,407
Total assets	$1,343,025	$1,295,408

Liabilities
Mortgage notes payable	$783,400	$796,169
Revolving credit facility payable	48,217	26,695
Construction loan payable	68,672	43,641
Dividends and distributions payable	17,953	15,380
Accounts payable, accrued expenses and other liabilities	20,838	27,687
Deferred income	30,696	32,109
Total liabilities	969,776	941,681

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	217	213
Additional paid-in capital	328,171	305,008
Accumulated deficit and other comprehensive loss	(189,883)	(181,893)
Total Saul Centers, Inc. stockholders’ equity	318,505	303,328
Noncontrolling interests	54,744	50,399
Total stockholders’ equity	373,249	353,727
Total liabilities and stockholders’ equity	$1,343,025	$1,295,408

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue
Base rent	$44,043	$42,517	$172,381	$168,303
Expense recoveries	8,258	8,201	34,269	32,911
Percentage rent	363	455	1,379	1,608
Other	1,537	1,729	9,041	6,255
Total revenue	54,201	52,902	217,070	209,077
Operating expenses
Property operating expenses	6,787	6,445	27,527	26,565
Provision for credit losses	287	(366)	1,494	915
Real estate taxes	6,414	5,953	24,680	23,663
Interest expense and amortization of deferred debt costs	11,415	11,177	45,683	45,165
Depreciation and amortization of deferred leasing costs	10,939	10,888	44,417	43,270
General and administrative	4,996	4,641	17,496	16,353
Acquisition related costs	3	6	60	84
Predevelopment expenses	—	75	—	132
Total operating expenses	40,841	38,819	161,357	156,147
Operating income	13,360	14,083	55,713	52,930
Change in fair value of derivatives	3	2	(6)	(10)
Gain on sale of property	1,013	—	1,013	11
Net Income	14,376	14,085	56,720	52,931
Income attributable to noncontrolling interests	(2,911)	(2,835)	(11,441)	(10,463)
Net income attributable to Saul Centers, Inc.	11,465	11,250	45,279	42,468
Preferred stock redemption	—	—	—	—
Preferred stock dividends	(3,094)	(3,094)	(12,375)	(12,375)
Net income attributable to common stockholders	$8,371	$8,156	$32,904	$30,093
Per share net income attributable to common stockholders
Diluted	$0.38	$0.38	$1.52	$1.42

Weighted Average Common Stock:
Common stock	21,674	21,234	21,505	21,127
Effect of dilutive options	154	80	110	69
Diluted weighted average common stock	21,828	21,314	21,615	21,196

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2016	2015	2016	2015
Net income	$14,376	$14,085	$56,720	$52,931
Subtract:
Gain on sale of property	(1,013)	—	(1,013)	(11)
Add:
Real estate depreciation and amortization	10,939	10,888	44,417	43,270
FFO	24,302	24,973	100,124	96,190
Subtract:
Preferred stock dividends	(3,094)	(3,094)	(12,375)	(12,375)
FFO available to common stockholders and noncontrolling interests	$21,208	$21,879	$87,749	$83,815
Weighted average shares:
Diluted weighted average common stock	21,828	21,314	21,615	21,196
Convertible limited partnership units	7,420	7,296	7,375	7,253
Average shares and units used to compute FFO per share	29,248	28,610	28,990	28,449
FFO per share available to common stockholders and noncontrolling interests	$0.73	$0.76	$3.03	$2.95

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2016	2015	2016	2015
Net income	$14,376	$14,085	$56,720	$52,931
Add: Interest expense and amortization of deferred debt costs	11,415	11,177	45,683	45,165
Add: Depreciation and amortization of deferred leasing costs	10,939	10,888	44,417	43,270
Add: General and administrative	4,996	4,641	17,496	16,353
Add: Predevelopment expenses	—	75	—	132
Add: Acquisition related costs	3	6	60	84
Add: Change in fair value of derivatives	(3)	(2)	6	10
Less: Gains on property dispositions	(1,013)	—	(1,013)	(11)
Less: Interest income	(15)	(13)	(51)	(51)
Property operating income	40,698	40,857	163,318	157,883
Less: Acquisitions, dispositions & development property	(728)	(341)	(1,314)	(1,115)
Total same property operating income	$39,970	$40,516	$162,004	$156,768

Shopping centers	$30,908	$31,234	$124,917	$121,321
Mixed-Use properties	9,062	9,282	37,087	35,447
Total same property operating income	$39,970	$40,516	$162,004	$156,768